UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 11, 2022

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Energy Lane, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 302. 734.6799

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

First Amendment to the Credit Agreement

On August 12, 2021, the Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with PNC Bank, National Association, as administrative agent, swing loan lender, issuing lender and green loan coordinator (“PNC”), and several other financial institutions (together with PNC, collectively, the “Lenders”), pursuant to which the Lenders committed to provide the Company an unsecured $400 million revolving credit facility, including a $200 million five year facility (the “Five Year Facility”) and a $200 million 364 days facility (the “364 Days Facility” and, together with the Five Year Facility, the “Revolver”), subject to the terms and conditions in the Credit Agreement. Participating Lenders included PNC, Bank of America, N.A., Citizens Bank N.A., Truist Bank, Wells Fargo Bank, National Association, Royal Bank of Canada, and City National Bank.

On August 11, 2022, the Company entered into a First Amendment to the Amended and Restated Agreement (“Amendment”) with the Lenders. The Amendment provides for, among other things, the following: (i) borrowings under both the Five Year Facility and the 364 Days Facility shall now bear interest based upon the Secured Overnight Financing Rate (“SOFR”), plus a 10-basis point credit spread adjustment, in lieu of LIBOR as LIBOR will no longer be available after June 2023; (ii) the negative covenant which capped the total aggregate investments where the Company has less than a 50% ownership to $150 million was eliminated from both facilities; and (iii) the 364 Days Facility now offers a reduced interest rate margin, like the Five Year Facility, with respect to borrowed amounts allocated to certain sustainable investments.

Simultaneous with the execution of the Amendment, an updated 364 Days Facility was made available to the Company for the upcoming year expiring on August 10, 2023. Additionally, Bank of America, N.A. assigned all of its rights and interests under the 364 Days Facility to M&T Bank, including its commitment to extend $40 million to the Company on a short-term basis for the upcoming 364-day period. As part of this assignment, M&T Bank assumed all of Bank of America, N.A.’s rights and obligations in its capacity as a Lender under the Credit Agreement and Amendment for the 364 Days Facility, but retains all such interests and obligations under the Five Year Facility.

All other terms and conditions of the Credit Agreement were unchanged and remain in full force and effect.

The following summarizes certain of the key provisions for the Revolver, including the changes discussed above:

Borrowings under the Five Year Facility shall bear interest at (i) the SOFR Rate plus a 10-basis point credit spread adjustment and an applicable margin of 1.25% or less, with such margin based on Total Indebtedness as a percentage of Total Capitalization as defined in the Credit Agreement or (ii) the Base Rate plus 0.25% or less. The Five Year Facility has a reduced interest rate margin with respect to borrowed amounts allocated to certain sustainable investments (the “Five Year Green Loan”). The maximum principal amount that can be borrowed under the Five Year Green Loan is $50,000,000. Borrowings under the Green Loan shall bear interest at (i) the SOFR Rate plus a 10-basis point credit spread adjustment and an applicable margin of 1.20% or less, with such margin based on Total Indebtedness as a percentage of Total Capitalization or (ii) the Base Rate plus 0.20% or less.

Borrowings under the 364 Days Facility shall bear interest at the SOFR Rate plus a 10-basis point credit spread adjustment and an applicable margin of 1.00% or less, with such margin based on Total Indebtedness as a percentage of Total Capitalization or (ii) the Base Rate. The 364 Days Facility has a reduced interest rate margin with respect to borrowed amounts allocated to certain sustainable investments (the “364 Days Green Loan”). The maximum principal amount that can be borrowed under the 364 Days Green Loan is $50,000,000. Borrowings under the 364 Days Green Loan shall bear interest at (i) the SOFR Rate plus a 10-basis point credit spread adjustment and an applicable margin of 0.95% or less, with such margin based on Total Indebtedness as a percentage of Total Capitalization or (ii) the Base Rate.

The Company utilizes proceeds from the Revolver for general corporate purposes including repayments of short-term borrowings, working capital requirements and capital expenditures. Borrowings under the Five Year Green Loan and the 364 Days Green Loan may be used to support sustainable investments. Interest on SOFR Rate loans shall be paid on the last day of the Interest Period selected by the Company and if such Interest Period is longer than three months, also on the 90th day of such period. Interest on Base Rate loans shall be paid on the first day of each calendar quarter. All accrued but unpaid interest due under the Revolver is payable on the earlier of any applicable specified maturity date or the expiration date of the Credit Agreement. The Revolver has a commitment fee of 0.175% or less per annum on the unused commitment associated with the Five Year Facility, with such fee based on Total Indebtedness as a percentage of Total Capitalization as defined in the Credit Agreement. In the case of the 364 Days Facility, as long as the daily outstanding principal balance on the 364 Days Facility exceeds $100,000,000, there is no commitment fee; otherwise, the commitment fee for the 364 Days Facility mirrors the commitment fee of the Five Year Facility. The Company may request to extend the expiration date for up to three one-year extensions for both the Five Year Facility and the 364 Days Facility on any anniversary date of the Revolver, with such extension subject to each Lender’s approval. The Company may also request Lenders to increase the Revolver by up to $100,000,000 for both the Five Year Facility and the 364 Days Facility, provided that no Lender shall be obligated to increase its credit commitment and any increase in its credit commitment shall be in such Lender’s sole discretion.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, covenants regarding the maintenance of a financial ratio, covenants relating to financial reporting, compliance with laws, payment of taxes, preservation of existence, books and records, maintenance of properties and insurance, limitations on liens and other encumbrances on property, limitations on the incurrence of indebtedness, restrictions on mergers and restrictions on sales of the Company’s or its subsidiaries’ assets, and limitations on changes in the nature of the Company’s business.

The Credit Agreement provides for customary events of default, including, among other things, in the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect in any material respect when made, failure to perform or observe covenants within a specified period of time, a cross-default to other Company indebtedness of a specified amount, the bankruptcy or insolvency of the Company, monetary judgment defaults of a specified amount, a change of control of the Company, and ERISA defaults resulting in liability for a specified amount. In the event of a default by the Company, PNC or the requisite number of Lenders may declare all amounts owed under the Credit Agreement and outstanding Letters of Credit immediately due and payable and terminate the Lenders’ commitments to make loans under the Credit Agreement. For defaults related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding loans and other amounts will become immediately due and payable. Under the terms of the Credit Agreement, a 2% interest penalty may apply to any outstanding amount not paid when due or that remains outstanding while an event of default exists.

The foregoing descriptions of the Credit Agreement and the Amendment are only summaries and are qualified in their entirety by reference to the full text of the Credit Agreement, which was filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended September 30, 2021, and to the Amendment, which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended September 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

August 17, 2022	By:	/s/ Beth W. Cooper
Name: Beth W. Cooper
Title: Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary